EXHIBIT 10.17

AGREEMENT

     THIS AGREEMENT, dated as of the 18th day of October, 2001, and executed (along with the General Release attached as Exhibit C hereto) on January 7, 2002, (the “Execution Date”), is made by and between Offshore Logistics, Inc., a Delaware corporation (the “Company”), and Louis F. Crane (the “Executive”)(the “Agreement”).

     WHEREAS, the Executive has served as Chairman of the Board and Chief Executive Officer of the Company; and

     WHEREAS, the Executive and the Company have agreed, subject to the terms and conditions of this Agreement, that the Executive shall resign his positions as Chairman of the Board and Chief Executive Officer of the Company effective as of October 19, 2001, (the “Resignation Date”), shall resign from the Board of Directors of the Company effective as of the Resignation Date, and shall resign, effective as of the Resignation Date, as an officer and a member of the Board of Directors of the entities listed on, or to which reference is made on, Schedule 1 hereto (the “Related Entities”).

     NOW, THEREFORE, in consideration of the foregoing, and of the mutual provisions herein contained, the Executive and the Company agree with each other as follows:

        1.      Resignation. The Executive, effective as of the Resignation Date, hereby resigns from his position as Chairman of the Board and Chief Executive Officer of the Company, resigns from the Board of Directors of the Company, and resigns as an officer and a member of the Board of Directors of the Related Entities.

        2.     Certain Payments. The Company shall pay to the Executive the following amounts:

             (i)     eight days following the Execution Date, the Executive's base salary through October 31, 2001, to the extent not theretofore paid; and

             (ii)     pursuant to the Ancillary Agreement (as hereinafter defined), the sum of $450,000.

        3.     Consulting and Confidentiality Agreements. Eight days following the Execution Date the Company and Executive shall, effective as of the Resignation Date, enter into the Consulting and Confidentiality Agreement in the form attached hereto as Exhibit A (the "Ancillary Agreement").

        4.     Stock Options. The Executive's options as of the date hereof to purchase Company stock (the "Options"), which Options are listed on Exhibit B hereto, shall remain exercisable through October 1, 2002.

        5.     Mutual Releases; General Release.

       (a) In consideration of the Executive’s execution of this Agreement, and except with respect to Executive’s obligations pursuant to this Agreement, the Ancillary Agreement, and the Indemnity Agreement dated as of May 10, 1995, between the Company and Executive (the “Indemnity Agreement”), the Company, for itself and its subsidiaries and affiliates and their respective successors, hereby waives and releases any common or civil law, statutory or other complaints, claims, charges or causes of action arising out of the Executive’s serving as Chairman of the Board, Chief Executive Officer, or as a director of the Company and any of its subsidiaries and affiliates, both known and unknown, in law or in equity, which any of them may now have or ever had against the Executive.

        (b) In consideration of the Company’s execution of this Agreement, and except with respect to the Company’s obligations pursuant to this Agreement, the Ancillary Agreement, and the Indemnity Agreement, the Executive hereby waives and releases any common or civil law, statutory or other complaints, claims, charges or causes of action arising out of the Executive’s employment with, or his serving as a director of, the Company and any of its subsidiaries and affiliates, including without limitation the Related Entities, both known and unknown, in law or in equity, which he may now have or ever had against any of them.

        (c) Executive agrees to execute on the Execution Date a General Release in the form of Exhibit C hereto (the “General Release”). If Executive revokes the General Release within the seven (7) day period provided therein, this Agreement shall be null and void.

        6.     Successors.

        (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

        (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors.

        (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

        7.     Miscellaneous.

        (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

        (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

              If to the Executive:
             Louis F. Crane
             Orleans Capital Management
             3800 One Shell Square
             New Orleans, LA 70139

             If to the Company:
             Offshore Logistics, Inc.
             224 Rue De Jean
             Lafayette, Louisiana 70505
             Attention: President

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

        (c)The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

        (d) The Company may withhold from any amounts payable under this Agreement or the Ancillary Agreement such amounts as shall be required to be withheld pursuant to any applicable law or regulation.

        (e) Neither the Executive’s nor the Company’s failure to insist upon strict compliance with any provision hereof shall be deemed to be a waiver of such provision or any other provision thereof.

     IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

/s/ Louis F. Crane Louis F. Crane OFFSHORE LOGISTICS, INC.

BY: /s/ Kenneth M. Jones Kenneth M. Jones Chairman of the Board of Directors

Schedule 1

             Air Logistics of Alaska, Inc.
             Air Logistics, L.L.C.
             Aircopter Maintenance International, Inc.
             Airlog International, Inc.
             Airlog Part Sales, Inc.
             Brilog Leasing Limited
             Bristow Aviation Holdings Limited
             Bristow Helicopter Group Limited
             Bristow Helicopters Australia Pty. Ltd.
             Bristow Helicopters International Limited
             Bristow Helicopters Limited
             Bristow Helicopters Nigeria Limited
             FBS Limited
             Grasso Corporation
             Grasso Production Management
             Guaranty Financial International, N.A.
             Heliservicio Campeche S.A. de C.V
             Hemisco Helicopters International, Inc.
             Medic Systems International, Inc.
             Medic Systems, Inc.
             Norsk Helikopter AS
             Offshore Logistics International, Inc.
             Offshore Logistics Management Services, Inc.
             Petroleum Air Services

             Any affiliate of any of the foregoing.

Exhibit A

CONSULTING AND CONFIDENTIALITY AGREEMENT

     THIS CONSULTING AND CONFIDENTIALITY AGREEMENT (this "Agreement") dated and effective as of October 19, 2001, is made by Louis F. Crane ("Executive") and Offshore Logistics, Inc., a Delaware corporation (the "Company").

R E C I T A L S:

          WHEREAS, Executive and the Company have entered into an Agreement dated as of October 18, 2001, (the "Termination Agreement"), to which this Agreement is ancillary, pursuant to which, among other things, the Company agrees to make certain payments to Executive and Executive resigns certain positions with the Company and Related Entities; and

          WHEREAS, pursuant to the Termination Agreement, the Company and Executive have agreed to enter into this Agreement; and

          WHEREAS, Executive, as an independent contractor, is willing, pursuant to this written contract, to perform the hereinafter described consulting services for the Company on the terms and conditions hereinafter provided.

          NOW, THEREFORE, in consideration of the payment by the Company to Executive on January 15, 2002, of $450,000 and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company hereby covenant and agree as follows:

        1.     Definitions. Each capitalized term not defined herein shall have the meaning assigned to that term in the Termination Agreement.

        2.      Consulting. The Company hereby agrees to retain Executive, and Executive hereby agrees to serve, for a period of two years from the Resignation Date, as a consultant to the Company to work on projects specified by the Chairman of the Board of Directors of the Company. Executive shall provide such consulting services as reasonably needed and requested by the Company but not on shorter notice than 72 hours, not more often than once a month and not in excess of a total of one day in any month and not at any location other than New Orleans, Louisiana, Mandeville, Louisiana or Houston, Texas. The Company agrees to reimburse Executive for all reasonable, documented, out-of-pocket expenses incurred by Executive in the course of performing such consulting services. Upon any Change in Control (as defined in the Company’s 1994 Long-Term Management Incentive Plan), Executive shall have no further obligations to provide services under this Section 2.

        3.      Confidentiality. Executive acknowledges that in the course of his relationship with the Company he has in the past received, and may in the future receive, certain trade secrets, programs, lists of customers and other confidential information and knowledge concerning the business of the Company (hereinafter collectively referred to as “Information”) which the Company desires to protect. Executive understands that the Information is confidential and he agrees not to reveal the Information to anyone outside the Company so long as the confidential or secret nature of the Information shall continue. Executive further agrees that he will at no time use the Information for or on behalf of any person other than the Company for any purpose. On the termination of this Agreement, Executive shall surrender to the Company all papers, documents, writings and other property produced by him or coming into his possession by or through his relationship with the Company or relating to the Information and Executive agrees that all such materials will at all times remain the property of the Company.

        4.      Standstill. Executive agrees, for a period of two years following the Resignation Date, that he will not join in or participate with any action that would require any person to file a Schedule 13D (or any successor schedule thereto) under the Securities Exchange Act of 1934, as amended, with respect to the Company, and Executive agrees that he will not be a proponent in any solicitation of proxies with respect to a meeting of stockholders of the Company.

        5.     Reasonable Restrictions. Executive represents to the Company that the enforcement of the restrictions contained in this Agreement would not be unduly burdensome to Executive. The parties to this Agreement hereby agree that the covenants contained in this Agreement are reasonable.

        6.     Non-compliance. The payments provided pursuant hereto are made in consideration of Executive's compliance with the provisions of this Agreement.

        7.      Entire Agreement. Except with respect to the Termination Agreement, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes and is in full substitution for any and all prior agreements and understandings whether written or oral between said parties relating to the subject matter of this Agreement.

        8.     Amendment. This Agreement may not be amended or modified in any respect except by an agreement in writing executed by the parties in the same manner as this Agreement.

        9.      Assignment. This Agreement (including, without limitation, Executive’s obligations under Sections 2 and 3) may be assigned by the Company without the consent of Executive in connection with the sale, transfer or other assignment of all or substantially all of the capital stock or assets of, or the merger of, the Company, provided that the party acquiring such capital stock or assets or into which the company merges assumes in writing the obligations of the Company hereunder and provided further that no such assignment shall release the Company from its obligations hereunder. This Agreement (including, without limitation, Executive’s obligations under Sections 2 and 3) may be assigned by Executive without the consent of the Company to a corporation or other business entity wholly owned by the Executive or by any combination of Executive and his children, provided that the assignee assumes in writing the obligations of the Company hereunder and provided further that no such assignment shall release the Executive from his obligations hereunder.

        10.     Successors. This Agreement (including, without limitation, Executive's obligations under Sections 2 and 3) shall be binding upon and shall inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns.

        11.      Unenforceable Provisions. If, and to the extent that, any section, paragraph, part, term and/or provision of this Agreement would otherwise be found null, void, or unenforceable under applicable law by any court of competent jurisdiction, that section, paragraph, part, term and/or provision shall automatically not constitute part of this Agreement. Each section, paragraph, part, term and/or provision of this Agreement is intended to be and is severable from the remainder of this Agreement. If, for any reason, any section, paragraph, part, term and/or provision herein is determined not to constitute part of this Agreement or to be null, void, or unenforceable under applicable law by any court of competent jurisdiction, the operation of the other sections, paragraphs, parts, terms and/or provisions of this Agreement as may remain otherwise intelligible shall not be impaired or otherwise affected and shall continue to have full force and effect and bind the parties hereto.

        12.      Remedies.

        (a)      Until any Change in Control (as defined in the Company’s 1994 Long-Term Management Incentive Plan), the Company shall be entitled to withhold and terminate all aforementioned payments and benefits, without waiving the right to pursue any other available legal or equitable remedies in the event of any violation of this Agreement by Executive.

        (b)      Upon any Change in Control (as defined in the Company’s 1994 Long- Term Management Incentive Plan), the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.

        (c)      Executive agrees that a breach or violation of Section 3 of this Agreement by Executive shall entitle the Company as a matter of right, to an injunction, without necessity of posting bond, issued by any court of competent jurisdiction, restraining any further or continued breach or violation of such provisions. Such right to an injunction shall be cumulative and in addition, and not in lieu of, any other remedies to which the Company may show themselves justly entitled, including, but not limited to, specific performance and damages. The parties specifically agree that the remedy of damages alone is inadequate.

        13.      Attorneys’ Fees. If the Company fails or refuses to perform any of its obligations under this Agreement and the Executive is successful in any action or proceeding brought to enforce such obligations, the Executive shall be entitled to recover from the Company reasonable attorney’s fees in addition to his costs and expenses and to any other available remedy.

        14.      Notice. All notices, consents, requests, approvals or other communications in connection with this Agreement and all legal process in regard hereto shall be in writing and shall be deemed validly delivered, if delivered personally or sent by certified mail, postage prepaid. Unless changed by written notice pursuant hereto, the address of each party for the purposes hereof is as follows:

             If to Executive:
             Louis F. Crane
             Orleans Capital Management
             3800 One Shell Square
             New Orleans, LA 70139

             If to the Company:
             Offshore Logistics, Inc.
             224 Rue de Jean
             Lafayette, Louisiana 70508
             Attention: President

Notice given by mail as set out above shall be deemed delivered only when actually received.

        15.     Descriptive Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

        16.     Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware (other than the choice of law principles thereof). Any action arising out of this Agreement shall be maintained in any court of competent jurisdiction in Delaware.

          IN WITNESS WHEREOF, the parties have duly executed this Consulting and Confidentiality Agreement on January 15, 2002 but effective as of the date first above written.

/s/ Louis F. Crane Louis F. Crane OFFSHORE LOGISTICS, INC.

BY: /s/ Kenneth M. Jones Kenneth M. Jones Chairman of the Board of Directors

Exhibit B

                                                          Date of Grant          Price         Number of Shares
Vested

                           Directors                        11/30/1993          $15.4375              2,000
                                                            12/05/1996          $19.625               2,000
                                                             9/02/1997          $19.00                2,000
                                                                                                      6,000

  Employee                         8/11/1998           $12.50               50,000
                                                            9/20/1999           $11.125              50,000
                                                            5/16/2000           $12.44               20,000
                                                                                                    120,000

                     Total Vested                                                             126,000
                                                                                                    =======

Not Vested

                           Employee
                                                             6/01/2001           $21.34             40,000

                        Total Not Vested                                                          40,000
                                                                                                    ======

Exhibit C

GENERAL RELEASE

        1.     General Release. In consideration of the additional benefits provided by the Company to the Executive, the Executive, with full understanding of the contents and legal effect of this Release and having the right and opportunity to consult with his counsel, releases and discharges the Company, its shareholders, officers, directors, supervisors, managers, employees, agents, representatives, attorneys, parent companies, divisions, subsidiaries and affiliates, and its predecessors, successors, heirs, executors, administrators, and assigns (“Released Parties”) from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that he ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy. Without limiting the generality of the foregoing, it being the intention of the parties to make this Release as broad and as general as the law permits, this Release specifically includes any and all claims arising from any alleged violation by the Released Parties under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42)-U.S.C. Section 1981); the Rehabilitation Act of 1973, as amended; the Employee Retirement Security Act of 1974, as amended; the Americans with Disabilities Act; the Family and Medical Leave Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; and any other statutory claim, employment or other contract claim, or common or civil law claim for wrongful discharge, defamation, or invasion of privacy arising out of or involving his employment with the Company, the termination of his employment with the Company, or involving any continuing effects of his employment with the Company or termination of employment with the Company. The foregoing notwithstanding, the Executive shall not be deemed under this Agreement to have waived or released any rights he may have under the Agreement, the Ancillary Agreement, or the Indemnity Agreement.

        2.      The Executive represents and certifies that he has carefully read and fully understands all of the provisions and effects of this Release, has knowingly and voluntarily entered into this Release freely and without coercion, and acknowledges that on October 18, 2001, the Company advised him to consult with an attorney prior to executing this Release and further advised him that he had at least twenty-one (21) days within which to consider this Release. The Executive is voluntarily entering into this Release and neither the Company nor its agents, representatives, or attorneys made any representations concerning the terms or effects of this Release other than those contained in the Release itself.

        3.      The Executive acknowledges that he has seven (7) days from the date this Release is executed in which to revoke his acceptance of this Release, and this Release will not be effective or enforceable until such seven (7) day period has expired.

        4.      Unless otherwise indicated, capitalized terms in this Release shall have the meanings specified in the Agreement dated as of October 18, 2001, between the Company and Executive.

     IN WITNESS WHEREOF, the Executive has voluntarily signed this General Release.
/s/ Louis F. Crane Louis F. Crane

January 7, 2002 Dated